Exhibit 99.3

IMAX Corporation Announces Closing of $250 Million

Convertible Senior Notes Offering

•	Issued $250 million of 0.75% convertible senior notes due 2030; proceeds used to retire substantially all of the outstanding 2026 notes

•	$57.10 price under capped call transaction, which represents an approximately 75% premium to current stock price

NEW YORK, NY — November 6, 2025 — IMAX Corporation (NYSE: IMAX) (“IMAX”) today announced the closing of its private offering of 0.75% convertible senior notes due 2030 (the “notes”). The aggregate principal amount of the notes sold in the offering was $250,000,000.

“We are very pleased with the terms of this transaction — including the 0.75% coupon and the $57.10 cap price — as well as the market reaction, which we believe reflect a clear understanding among investors of our strong financial position and future growth outlook,” said Rich Gelfond, CEO of IMAX Corporation. “As we remain on track for the best year in IMAX history, this transaction further strengthens our balance sheet and provides greater flexibility to invest in growth across our global network, content portfolio, and technology platform, as well as other corporate purposes.”

Overview of the Transaction

•	Offering Size: $250 million, which includes the full exercise of the initial purchasers’ option to purchase an additional $30 million aggregate principal amount of the notes

•	Interest Rate: 0.75% per annum

•	Initial Conversion Rate: 23.5743 common shares per $1,000 principal amount of notes

•	Initial Conversion Price: Approximately $42.42 per common share, which represents a premium of approximately 30% over the last reported sale price on November 3, 2025

•	Capped Call Cap Price: $57.1025, which represents a premium of 75% over the last reported sale price on November 3, 2025

Use of Net Proceeds

•	The net proceeds of approximately $241.1 million was used, together with cash on hand and borrowings under IMAX’s credit facility, to:

•

Repurchase $229.7 million aggregate principal amount of IMAX’s $230.0 million aggregate principal amount of 0.500% Convertible Senior Notes due 2026 (the “2026 notes”), including accrued and unpaid interest, for a total repurchase price of approximately $276.0 million. The Company elected to deliver the $46.3 million in-the-money amount in cash versus net shares.

•	Purchase of capped call transactions for a cost of approximately $21.9 million.

Details of the Transaction

The notes were sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and pursuant to exemptions from the prospectus requirements of applicable Canadian securities laws.

The offer and sale of the notes and any common shares, if any, issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, or qualified by way of a prospectus in any province or territory of Canada. The notes and any such shares cannot be offered, sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws, and may not be offered or sold to persons located or resident in Canada except pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any common shares issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. This press release does not constitute an offer to purchase the 2026 notes.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo and Shanghai. As of September 30, 2025, there were 1,829 IMAX systems (1,759 commercial multiplexes, 10 commercial destinations and 60 institutional locations) operating in 89 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970.”

IMAX®, IMAX®3D, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX Live®, IMAX Enhanced® and IMAX StreamSmart® are trademarks and trade names of IMAX or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions.

For more information, please contact:

Investors: Jennifer Horsley jhorsley@imax.com	Media: Mark Jafar mjafar@imax.com